Exhibit 10.1

WAIVER AND FIFTH AMENDMENT

TO CREDIT AGREEMENT

This Waiver and Fifth Amendment to Credit Agreement (this “Amendment”), with an effective date of November 11, 2013, is entered into by and among the Lenders identified on the signature pages hereof (such Lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), BMO Harris Bank N.A., formerly known as Harris N.A., as administrative agent for the Lenders (in such capacity, “Agent”), and Cobra Electronics Corporation, a Delaware corporation (“Borrower”).

WHEREAS, Borrower, Agent, and the Lenders are parties to that certain Credit Agreement dated as of July 16, 2010 (as amended, modified or supplemented from time to time, the “Credit Agreement”);

WHEREAS, Borrower has informed Agent and the Lenders that an Event of Default exist under Section 9.1(b) of the Credit Agreement as a result of Borrower permitting the Fixed Charge Coverage Ratio for the twelve month period ending on September 30, 2013 to be less than 1.10 to 1.00, constituting a breaches of Section 8.22(b) of the Credit Agreement (the “Existing Event of Default”); and

WHEREAS, Borrower has requested that Agent and the Lenders agree to (a) waive the Existing Event of Default and (b) amend and modify the Credit Agreement as provided herein, in each case, subject to the terms and conditions contained herein.

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

2. Waiver. Subject to the satisfaction of the conditions set forth in Section 6 below and in reliance upon the representations and warranties of Borrower set forth in Section 7 below, Agent and the Lenders hereby waive the Existing Event of Default. This is a limited waiver and shall not be deemed to constitute a waiver of any other Event of Default or any future breach of the Credit Agreement or any of the other Loan Documents or any other requirements of any provision of the Credit Agreement or any other Loan Documents.

3. Amendments to Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 6 below and in reliance upon the representations and warranties of Borrower set forth in Section 7 below, the Credit Agreement is amended as follows:

(a) Annex I of the Credit Agreement is hereby amended to add the following defined terms in appropriate alphabetical order as follows:

““Fifth Amendment Effective Date” means November 11, 2013.”

““Interest Reserve” means a reserve in an amount equal to $100,000.00; provided that such reserve shall be reduced to $0 when the Fixed Charge Coverage Ratio, for the twelve month period measured as of the last day of a fiscal quarter, exceeds 1.10 to 1.0 for two consecutive fiscal quarters ending after the Fifth Amendment Effective Date.

(b) The defined term “Applicable Margin” set forth in Annex I of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Applicable Margin” means with respect to Loans, Reimbursement Obligations and letter of credit fees payable under Section 2.1 hereof with respect to Standby Letters of Credit and Commercial Letters of Credit, in each case until the first Pricing Date, the rates per annum shown opposite Level IV below, and thereafter from one Pricing Date to the next, the Applicable Margin means the rates per annum determined in accordance with the following schedule:

Level	Fixed Charge Coverage Ratio	Applicable Margin for Base Rate Loans and Reimbursement Obligations	Applicable Margin for Eurodollar Loans	Applicable Margin for letter of credit fees with respect to Standby Letters of Credit	Applicable Margin for letter of credit fees with respect to Commercial Letters of Credit
IV	Less than 1.20 to 1.0	2.25%	3.75%	3.75%	1.875%
III	Greater than or equal to 1.20 to 1.0 but less than 1.75 to 1.0	2.00%	3.50%	3.50%	1.750%
II	Greater than or equal to 1.75 to 1.0 but less than or equal to 2.25 to 1.0	1.75%	3.25%	3.25%	1.625%
I	Greater than 2.25 to 1.0	1.50%	3.00%	3.00%	1.500%

For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrower ending on or after December 31, 2013, the date on which the Administrative Agent is in receipt of the Borrower’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.5 hereof. The Applicable Margin shall be established based on the Fixed Charge Coverage Ratio measured as of the last day of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2013. The Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e. Level IV pricing shall apply). If the Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrower and the Lenders, subject to adjustment for manifest error.”

(c) The defined term “Borrowing Base” set forth in Annex I of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Borrowing Base” means, as of any time it is to be determined, the result of:

(a) 85% of the difference between the then outstanding unpaid amount of Eligible Receivables less any and all returns, rebates, discounts, claims, credits, allowances and/or finance charges of any nature at any time issued, owing, available to or claimed by Account Debtors, granted, outstanding or payable in connection with such Eligible Receivables at such time; plus

(b) the lesser of (i) the sum of 65% of the value, computed at the lower of cost or market using the first-in first-out method of Inventory valuation applied by the Borrower in accordance with GAAP, of Eligible Inventory, and (ii) the sum of 85% of the Net Orderly Liquidation Value, based on the then most recent appraisal of Eligible Inventory; plus

(c) the least of (i) the sum of 65% of the value, computed at the lower of cost or market using the first-in first-out method of Inventory valuation applied by the Borrower in accordance with GAAP, of Eligible In-Transit Inventory and (ii) the sum of 85% of the Net Orderly Liquidation Value, based on the most recent appraisal, of Eligible In-Transit Inventory and (iii) $12,000,000; plus

(d) with respect to Letters of Credit issued for the purpose of purchasing Eligible In-Transit Inventory, the lesser of (i) the sum of 65% of the value, computed at the lower of cost or market using the first-in first-out method of Inventory valuation applied by the Borrower in accordance with GAAP, of such underlying Eligible In-Transit Inventory and (ii) the sum of 85% of the Net Orderly Liquidation Value, based on the most recent appraisal, of such underlying Eligible In-Transit Inventory (provided, that in no event shall the aggregate sum of clauses (c) and (d) of this definition exceed $12,000,000); plus

(e) the Real Estate Availability; plus

(f) the Insurance Availability; minus

(g) the Interest Reserve;

provided, that the Borrowing Base shall be computed only as against and on so much of the Collateral as is included on the Borrowing Base Certificates furnished from time to time by the Borrower pursuant to the terms hereof and, if required by the Administrative Agent pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence reasonably required to be furnished to the Administrative Agent pursuant hereto or pursuant to any such Collateral Document.”

4. Continuing Effect. Except as expressly set forth in Section 2 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.

5. Reaffirmation and Confirmation. Borrower hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents, in each case as amended hereby, represent the valid, enforceable and collectible obligations of Borrower, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Borrower hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of its Obligations. The Liens and rights securing payment of its Obligations are hereby ratified and confirmed by Borrower in all respects.

6. Conditions to Effectiveness. This Amendment shall become effective as of the date hereof and upon the satisfaction of the following conditions precedent:

(a) Each party hereto shall have executed and delivered this Amendment to Agent;

(b) Borrower shall have paid to Agent, for the pro rata benefit of the Lenders, an amendment fee equal to $35,000; and

(c) No Default or Event of Default (other than the Existing Event of Default) shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment.

7. Representations and Warranties. In order to induce Agent and the Lenders to enter into this Amendment, Borrower hereby represents and warrants to Agent and Lenders, after giving effect to this Amendment:

(a) All representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct on and as of the date of this Amendment, in each case as if then made, other than representations and warranties that expressly relate solely to an earlier date (in which case such representations and warranties were true and correct on and as of such earlier date);

(b) No Default or Event of Default (other than the Existing Event of Default) has occurred and is continuing;

(c) This Amendment constitutes a legal, valid and binding obligation of Borrower and is enforceable against Borrower in accordance with its respective terms.

8. Miscellaneous.

(a) Expenses. Borrower agrees to pay on demand all costs and expenses of Agent (including the reasonable fees and expenses of outside counsel for Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided herein shall survive any termination of this Amendment and the Credit Agreement as amended hereby.

(b) Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois.

(c) Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

9. Release.

(a) In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and the Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower or any of its respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto, other than to the extent of those Claims which arise from the gross negligence or willful misconduct of the applicable Releasee as determined in a final, non-appealable judgment by a court of competent jurisdiction.

(b) Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

COBRA ELECTRONICS CORPORATION

By:	/s/ Robert J. Ben
Name:	Robert J. Ben
Title:	Senior Vice President and CFO

BMO HARRIS BANK N.A., formerly known as Harris N.A., in its individual capacity as a Lender and as Agent

By:	/s/ William J. Kennedy
Name:	William J. Kennedy
Title:	Vice President

FIFTH THIRD BANK, in its individual capacity as as a Lender

By:	/s/ Herbert Kidd II
Name:	Herbert Kidd II
Title:	Vice President

Signature Page to Waiver and Fifth Amendment to Credit Agreement